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                                                                  EXHIBIT 23.02
January 31, 2001


Mr. Victor DeMarco
DeMarco Energy Systems of America, Inc.
12885 U.S. Highway 193, Suite 108-A
Austin, TX 78750

Dear Mr. DeMarco,

I, Nathan M. Robnett, hereby consent to the use of my name as "independent auditor" (but not as "expert") and my Independent Auditor's Report dated September 5, 2000, and the Consolidated Financial Statements of DeMarco Energy Systems of America, Inc. as of June 30, 1999, and June 30, 2000, including the respective notes thereto, in the Registration Statement Form 10-SB of DeMarco.

My consent is limited as described above and is valid until June 30, 2001. Any additional use or use after June 30, 2001 of my name will require my consent in each and every instance.

Sincerely,
Nathan M. Robnett